CONTACT:
David W. Fry
Executive Vice President, Treasurer
and Chief Financial Officer
Flushing Financial Corporation
(718) 961-5400

FOR IMMEDIATE RELEASE

FLUSHING FINANCIAL CORPORATION REPORTS QUARTERLY NET INCOME OF $6.3 MILLION AND DILUTED EARNINGS PER COMMON SHARE OF $0.26

2009 FIRST QUARTER HIGHLIGHTS AND OTHER SIGNIFICANT EVENTS

•	NET INTEREST INCOME FOR THE 1ST QUARTER GREW TO $26.0 MILLION; A RECORD LEVEL.

•	LOANS, NET GREW $68.1 MILLION, OR 2.3%, FOR THE QUARTER TO OVER $3.0 BILLION.

•	DEPOSITS GREW $144.0 MILLION, OR 5.9%, FOR THE QUARTER TO OVER $2.5 BILLION.

•	CORE OPERATING EARNINGS FOR THE QUARTER WERE $5.0 MILLION; CORE EPS OF $0.20.

•	NET CHARGE-OFFS FOR THE 1ST QUARTER WERE 0.01% OF AVERAGE LOANS.

•	TOTAL NON-PERFORMING ASSETS AT MARCH 31, 2009 WERE 1.48% OF TOTAL ASSETS.

•	$4.5 MILLION PROVISION RECORDED FOR LOAN LOSSES IN QUARTER.

•	$1.3 MILLION AFTER-TAX NET GAIN RECORDED IN QUARTER ON FINANCIAL ASSETS AND FINANCIAL LIABILITIES CARRIED AT FAIR VALUE UNDER SFAS NO.159.

•	REGULATORY CAPITAL RATIOS AT MARCH 31, 2009 WERE 7.87% FOR CORE CAPITAL AND 13.08% FOR RISK-WEIGHTED CAPITAL.

•	BOOK VALUE PER COMMON SHARE INCREASED TO $11.05.

LAKE SUCCESS, NY – April 21, 2009 - Flushing Financial Corporation (the “Company”) (Nasdaq-GS: FFIC), the parent holding company for Flushing Savings Bank, FSB (the “Bank”), today announced its financial results for the three months ended March 31, 2009.

John R. Buran, President and Chief Executive Officer, stated: “The first quarter of 2009 reflected the same challenges we faced in 2008 as the economy remained in a recession. During the first quarter of 2009, credit markets continued to soften, and we saw a $19.5 million increase in our non-performing loans. We recorded a $4.5 million provision for loan losses for the first quarter of 2009, which reduced diluted earnings per common share, on an after-tax basis, by $0.12. Compared to the first quarter of 2008, net interest income growth of 26%, combined with operating expenses that matched budget, helped blunt the impact of the incremental provision for loan losses. Charge-offs for the recent quarter were once again low at 0.01% of average loans as we continued to manage delinquent loans, the majority of which are on multi-family properties with good current valuations.

“The growth in net interest income was driven by continued growth in our loan portfolio and deposit base, as both loans and deposits grew to record levels at March 31, 2009. We were also able to reduce our funding costs, which declined 42 basis points to 3.43% for the first quarter of 2009 from 3.85% for the fourth quarter of 2008. Our ability to both grow deposits and reduce related funding costs, while helped by a favorable yield curve, is directly related to our continuing plan to make our Bank more “commercial-like.” Our expanded capabilities and product offerings established in the last three years helped to grow transaction accounts by 26% this quarter, thereby helping to reduce our funding costs.

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Flushing Financial Corporation
April 21, 2009
Page Two

“Loan origination activity started slowly in the first quarter as economic uncertainties kept many borrowers out of the market. However, by the end of the quarter, the trend was reversing as we closed nearly half of our loan originations for the quarter in March.

“While we remain cautious about the economy, we recognize that we have the capital, liquidity, and the credit discipline to pick up market share in this huge New York Metropolitan market, as certain competitors temporarily focus on other matters.

“As we continue to grow the balance sheet, we are mindful of asset quality and our capital requirements. The Bank continues to be well-capitalized under regulatory requirements, with core and risk-weighted capital ratios of 7.87% and 13.08%, respectively, at March 31, 2009.”

Net income for the first quarter ended March 31, 2009 was $6.3 million, a decrease of $0.8 million, from the $7.2 million earned in the first quarter of 2008. Diluted earnings per common share for the first quarter were $0.26, a decrease of $0.09, from the $0.35 earned in the comparable quarter a year ago.

Core operating earnings, which exclude the effects of SFAS No. 159 and certain non-operating items, decreased to $5.0 million, or $0.20 per diluted share, in the first quarter of 2009 from $6.7 million, or $0.33 per diluted share, in the first quarter of 2008. The decrease in core operating earnings for the first quarter of 2009 compared to the first quarter of 2008 is primarily attributed to the increased provision for loan losses and the increase in deposit insurance.

For a reconciliation of core operating earnings and core operating earnings per share to accounting principles generally accepted in the United States (“GAAP”) net income and GAAP earnings per share, please refer to the tables in the section titled “Reconciliation of GAAP and Core Operating Earnings”.

Earnings Summary - Three Months Ended March 31, 2009

For the three months ended March 31, 2009, net interest income was $26.1 million, an increase of $5.3 million, or 25.8%, from $20.7 million for the three months ended March 31, 2008. The increase in net interest income is attributed to an increase in the average balance of interest-earning assets of $628.0 million to $3,837.3 million, combined with an increase in the net interest spread of 12 basis points to 2.53% for the quarter ended March 31, 2009 from 2.41% for the comparable period in 2008. The yield on interest-earning assets decreased 70 basis points to 5.96% for the three months ended March 31, 2009 from 6.66% for the three months ended March 31, 2008. The cost of interest-bearing liabilities decreased 82 basis points to 3.43% for the three months ended March 31, 2009 from 4.25% for the comparable prior year period. The net interest margin increased 14 basis points to 2.72% for the three months ended March 31, 2009 from 2.58% for the three months ended March 31, 2008. Excluding prepayment penalty income, the net interest margin would have been 2.67% and 2.44% for the three month periods ended March 31, 2009 and 2008, respectively.

The decline in the yield of interest-earning assets was primarily due to a 57 basis point reduction in the yield of the loan portfolio combined with a $374.9 million increase in the combined average balances of the lower yielding securities portfolio and interest-earning deposits, with each having a lower yield than the average yield of total interest-earning assets. The 57 basis point reduction in the yield of the loan portfolio to 6.35% for the quarter ended March 31, 2009 from 6.92% for the quarter ended March 31, 2008 was primarily due to a decline in prepayment penalty income, adjustable rate loans adjusting down as rates have continued to decline, and an increase in non-accrual loans for which we do not accrue interest income. The yield was positively impacted by the average rate on mortgage loans originated during the past twelve months being higher than the average rate of both the existing loan portfolio and mortgage loans which were paid-in-full during the period. The yield on the mortgage loan portfolio declined 50 basis points to 6.41% for the quarter ended March 31, 2009 from 6.91% for the quarter ended March 31, 2008. The yield on the mortgage loan portfolio, excluding prepayment penalty income, declined 38 basis points to 6.35% for the quarter ended March 31, 2009 from 6.73% for the quarter ended March 31, 2008. The decline in the yield of interest-earning assets was partially offset by an increase of $253.2 million in the average balance of the loan portfolio to $2,986.0 million for the quarter ended March 31, 2009.

The decrease in the cost of interest-bearing liabilities is primarily attributed to the Federal Open Market Committee lowering the overnight interest rate throughout 2008, and maintaining the targeted Fed Funds rate in a range of 0.00% to 0.25% during the first quarter of 2009. This has allowed the Bank to reduce the rates it pays on its deposit products. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 98 basis points, 176 basis points, 80 basis points and 33 basis points respectively, for the quarter ended March 31, 2009 compared to the comparable period in 2008. This resulted in a decrease in the cost of due to depositors of 107 basis points to 2.97% for the quarter ended March 31, 2009 from 4.04% for the quarter ended March 31, 2008. The cost of borrowed funds also decreased 12 basis points to 4.62% for the quarter ended March 31, 2009 from 4.74% for the quarter ended March 31, 2008. The combined average balances of lower-costing savings, money market and NOW accounts increased a total of $262.8 million for the quarter ended March 31, 2009 compared to the comparable period in 2008, while the average balance of higher-costing certificates of deposits increased $327.1 million for the quarter ended March 31, 2009 compared to the comparable period in 2008.

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Flushing Financial Corporation
April 21, 2009
Page Three

A provision for loan losses of $4.5 million was recorded for the quarter ended March 31, 2009 compared to $0.3 million recorded in the quarter ended March 31, 2008. The provision for loan losses recorded in 2009 was primarily due to an increase in non-performing loans. This increase in non-performing loans primarily consists of mortgage loans that are located in the New York City metropolitan market. Historically, the Bank has not incurred losses on mortgage loans, primarily due to conservative underwriting standards that include, among other things, a loan to value ratio of 75% or less and a debt coverage ratio of at least 125%. However, given the increase in non-performing loans and current economic uncertainties, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record an additional provision for possible loan losses in the first quarter of 2009.

Non-interest income increased $0.7 million, or 17.8%, for the three months ended March 31, 2009 to $4.7 million, as compared to $4.0 million for the quarter ended March 31, 2008. There was a $2.3 million gain in the fair value of financial instruments accounted for under SFAS No. 159 for the three months ended March 31, 2009 compared to a $1.6 million loss recorded in the comparable prior year period. The increased income recorded from financial instruments accounted for under SFAS No. 159 was partially offset by decreases in loan fee income of $0.3 million due to a decrease in fees received when loans satisfy, and $0.5 million in dividend income on FHLB-NY stock. In addition the three months ended March 31, 2008 included receipt of a $2.4 million settlement on the WorldCom Fraud case. This amount was received as a result of a class action litigation settlement, and was included in Other Income.

Non-interest expense was $16.0 million for the three months ended March 31, 2009, an increase of $2.8 million, or 21.0%, from $13.2 million for the three months ended March 31, 2008. Employee salary and benefits increased $1.0 million, which is primarily attributed to the growth of the Bank, including one new branch and the expansion of the collections department, increased costs for postretirement benefits, and grants of restricted stock awards in the first quarter of 2009. Federal Deposit Insurance Corporation (“FDIC”) insurance increased $0.7 million compared to the comparable prior year period as the credits we received to offset FDIC insurance charges were fully utilized in the first quarter of 2008, and the FDIC raised the deposit insurance premiums during 2009. Other operating expense increased $0.6 million primarily due to the accelerated vesting of restricted stock unit awards granted to directors during January 2009 and not granted in the comparable prior year period. The 2005 Omnibus Plan was amended in January 2009 to change the annual grant date of awards to directors from June to January of each year. The efficiency ratio was 67.0% and 56.1% for the three months ended, March 31, 2009 and 2008, respectively.

Net income for the three months ended March 31, 2009 was $6.3 million, a decrease of $0.8 million or 11.8%, as compared to $7.2 million for the three months ended March 31, 2008. Diluted earnings per common share were $0.26 for the three months ended March 31, 2009, a decrease of $0.09, or 25.7%, from $0.35 for the three months ended March 31, 2008.

Return on average equity was 8.4% for the three months ended March 31, 2009 compared to 12.3% for the three months ended March 31, 2008. Return on average assets was 0.6% for the three months ended March 31, 2009 compared to 0.8% for the three months ended March 31, 2008.

Balance Sheet Summary

At March 31, 2009, total assets were $4,068.5 million, an increase of $119.0 million, or 3.0%, from $3,949.5 million at December 31, 2008. Total loans, net increased $68.1 million, or 2.3%, during the first quarter ended March 31, 2009 to $3,028.7 million from $2,960.7 million at December 31, 2008. Loan originations were $123.5 million for the three months ended March 31, 2009, a decrease of $98.6 million from $222.1 million for the three months ended March 31, 2008, as loan demand has declined due to the current economic environment. At March 31, 2009, loan applications in process totaled $180.3 million, compared to $268.8 million at March 31, 2008 and $185.4 million at December 31, 2008. The following table shows loan originations and purchases for the periods indicated.

	For the three months ended March 31,

(In thousands)	2009	2008

Multi-family residential	$36,947	$47,482
Commercial real estate	36,662	42,933
One-to-four family – mixed-use property	6,108	34,618
One-to-four family – residential	7,014	68,021
Construction	5,281	9,502
Commercial business and other	31,486	19,544

Total loan originations and purchases	$123,498	$222,100

Loan purchases included in the table above were $2.9 million for commercial real estate and $5.9 million for commercial business and other for the quarter ended March 31, 2009, and $50.0 million for one-to-four family – residential, $2.5 million for commercial real estate, and $0.4 million for commercial business and other for the quarter ended March 31, 2008.

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Flushing Financial Corporation
April 21, 2009
Page Four

As the Bank continues to increase its loan portfolio, management continues to adhere to the Bank’s conservative underwriting standards. Although non-accrual loans have increased, primarily due to the current economic environment, the Bank has been able to minimize charge-offs from impaired loans and maintain asset quality as it takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank has been developing short-term payment plans that enable certain borrowers to bring their loans current. The Bank reviews its delinquencies on a loan by loan basis, diligently exploring ways to help borrowers meet their obligations and return them back to current status as soon as possible. The Bank has increased staffing that handles the delinquent loans by hiring people experienced in loan workouts. The Bank’s non-performing assets were $60.2 million at March 31, 2009 an increase of $19.5 million from $40.7 million at December 31, 2008, and an increase of $52.3 million from $7.9 million at March 31, 2008. Total non-performing assets as a percentage of total assets were 1.48% at March 31, 2009 compared to 1.03% at December 31, 2008 and 0.23% as of March 31, 2008. The ratio of allowance for loan losses to total non-performing loans was 26% at March 31, 2009, compared to 28% at December 31, 2008 and 87% at March 31, 2008. The following table shows non-performing assets at the periods indicated:

(In thousands)	March 31, 2009	December 31, 2008

Loans 90 days or more past due and still accruing:
Commercial real estate	$—	$425
One-to-four family - residential	1,518	889

Total	1,518	1,314

Non-accrual loans:
Multi-family residential	19,113	12,010
Commercial real estate	11,533	7,409
One-to-four family - mixed-use property	16,738	10,639
One-to-four family - residential	1,354	1,122
Construction	3,757	4,457
Small business administration	246	354
Commercial business and other	5,173	2,667

Total	57,914	38,658

Total non-performing loans	59,432	39,972

Other non-performing assets:
Real estate acquired through foreclosure	125	125
Investment securities	607	607

Total	732	732

Total non-performing assets	$60,164	$40,704

During the quarter ended March 31, 2009, mortgage-backed securities increased $62.7 million, or 9.3%, to $737.5 million, while other securities decreased $8.1 million, or 11.1%, to $64.4 million. During the quarter ended March 31, 2009, there were purchases of $85.6 million of mortgage-backed securities, some of which were made to support the activities of Flushing Commercial Bank. Other securities primarily consist of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities.

Total liabilities were $3,758.6 million at March 31, 2009, an increase of $110.6 million, or 3.0%, from December 31, 2008. During the quarter ended March 31, 2009, due to depositors increased $144.0 million to $2,581.6 million, primarily as a result of increases of $85.0 million in NOW accounts, $45.2 million in savings accounts, and $16.2 million in certificate of deposit accounts. Borrowed funds decreased $28.9 million to $1,110.0 million at March 31, 2009 from $1,138.9 million at December 31, 2008. In addition, mortgagors’ escrow deposits increased $4.0 million during the quarter ended March 31, 2009.

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Flushing Financial Corporation
April 21, 2009
Page Five

Total stockholders’ equity increased $8.4 million, or 2.8%, to $309.9 million at March 31, 2009 from $301.5 million at December 31, 2008. The increase is primarily due to net income of $6.3 million and an increase in other comprehensive income of $3.1 million for the three months ended March 31, 2009. This was partially offset by the declaration and payment of dividends on the Company’s common stock and preferred stock of $2.6 million and $0.5 million, respectively. The exercise of stock options increased stockholders’ equity by $0.7 million, including the income tax benefit realized by the Company upon the exercise of options. Book value per common share was $11.05 at March 31, 2009, compared to $10.70 per common share at December 31, 2008 and $11.03 per common share at March 31, 2008.

The Company did not repurchase any common shares during the quarter ended March 31, 2009 under its current stock repurchase program. At March 31, 2009, 362,050 common shares remain to be repurchased under the current stock repurchase program. As a condition of the Company’s participation in the U.S. Treasury’s Capital Purchase Program, common shares may not be purchased for the next three years without approval of the U.S. Treasury unless the preferred shares are redeemed or transferred to a third party. As of the date of the press release, the Company has not requested approval from the U.S. Treasury to repurchase common shares.

Reconciliation of GAAP and Core Operating Earnings

Although core operating earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core operating earnings are an important indication of performance through ongoing operations. The Company believes that core operating earnings are useful to management and for investors to evaluate its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that have not adopted the fair value option of SFAS No. 159. Core operating earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core operating earnings by subtracting or adding back the fair value gain or loss recorded under SFAS No.159 and the income or expense of certain non-recurring items listed below.

	Three Months Ended

	March 31, 2009	March 31, 2008	December 31, 2008

	(In thousands, except per share data)

GAAP net income	$6,309	$7,151	$6,479
Net (gain) loss under SFAS No. 159, net of tax	(1,304)	895	(782)
Other-than-temporary impairment charge, net of tax	—	—	645
Partial recovery of WorldCom, Inc. loss, net of tax	—	(1,352)	4

Core net income	$5,005	$6,694	$6,346

GAAP diluted earnings per common share	$0.26	$0.35	$0.31
Net (gain) loss under SFAS No. 159, net of tax	(0.06)	0.04	(0.03)
Other-than-temporary impairment charge, net of tax	—	—	0.03
Partial recovery of WorldCom, Inc. loss, net of tax	—	(0.06)	—

Core diluted earnings per common share	$0.20	$0.33	$0.31

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Flushing Financial Corporation
April 21, 2009
Page Six

About Flushing Financial Corporation

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its fifteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which enables the Bank to expand outside of its current geographic footprint. In 2007, the Bank established Flushing Commercial Bank, a wholly-owned subsidiary, to provide banking services to public entities including counties, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s website at http://www.flushingsavings.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

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Flushing Financial Corporation	April 21, 2009– Page Seven

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands Except Per Share Data)

	March 31, 2009	December 31, 2008

	(Unaudited)
ASSETS
Cash and due from banks	$27,738	$30,404
Securities available for sale:
Mortgage-backed securities	737,507	674,764
Other securities	64,421	72,497
Loans:
Multi-family residential	1,020,730	999,185
Commercial real estate	780,380	752,120
One-to-four family ― mixed-use property	749,124	751,952
One-to-four family ― residential	235,703	238,711
Co-operative apartments	6,505	6,566
Construction	106,829	103,626
Small business administration	19,633	19,671
Taxi medallion	35,125	12,979
Commercial business and other	72,878	69,759
Net unamortized premiums and unearned loan fees	17,085	17,121
Allowance for loan losses	(15,280)	(11,028)

Net loans	3,028,712	2,960,662
Interest and dividends receivable	18,922	18,473
Bank premises and equipment, net	23,359	22,806
Federal Home Loan Bank of New York stock	46,403	47,665
Bank owned life insurance	58,098	57,499
Goodwill	16,127	16,127
Core deposit intangible	2,225	2,342
Other assets	44,977	46,232

Total assets	$4,068,489	$3,949,471

LIABILITIES
Due to depositors:
Non-interest bearing	$72,120	$69,624
Interest-bearing:
Certificate of deposit accounts	1,452,625	1,436,450
Savings accounts	404,802	359,595
Money market accounts	301,323	306,178
NOW accounts	350,724	265,762

Total interest-bearing deposits	2,509,474	2,367,985
Mortgagors’ escrow deposits	35,270	31,225
Borrowed funds	1,110,043	1,138,949
Other liabilities	31,658	40,196

Total liabilities	3,758,565	3,647,979

STOCKHOLDERS’ EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; 70,000 shares issued at March 31, 2009 and December 31, 2008; liquidation preference value of $70,000)	1	1
Common stock ($0.01 par value; 40,000,000 shares authorized; 21,715,809 shares and 21,625,709 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively)	217	216
Additional paid-in capital	152,757	150,662
Unearned compensation	(1,116)	(1,300)
Retained earnings	175,263	172,216
Accumulated other comprehensive loss, net of taxes	(17,198)	(20,303)

Total stockholders’ equity	309,924	301,492

Total liabilities and stockholders’ equity	$4,068,489	$3,949,471

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Flushing Financial Corporation	April 21, 2009– Page Eight

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands Except Per Share Data)
(Unaudited)

	For the three months ended March 31,

	2009	2008

Interest and dividend income
Interest and fees on loans	$47,376	$47,311
Interest and dividends on securities:
Interest	9,337	4,955
Dividends	412	864
Other interest income	43	297

Total interest and dividend income	57,168	53,427

Interest expense
Deposits	18,827	19,632
Other interest expense	12,285	13,080

Total interest expense	31,112	32,712

Net interest income	26,056	20,715
Provision for loan losses	4,500	300

Net interest income after provision for loan losses	21,556	20,415

Non-interest income
Loan fee income	417	698
Banking services fee income	446	442
Net gain on sale of loans held for sale	—	31
Net gain on sale of loans	—	22
Net gain (loss) from fair value adjustments	2,349	(1,602)
Federal Home Loan Bank of New York stock dividends	346	881
Bank owned life insurance	599	554
Other income	523	2,946

Total non-interest income	4,680	3,972

Non-interest expense
Salaries and employee benefits	7,471	6,454
Occupancy and equipment	1,774	1,636
Professional services	1,655	1,383
Data processing	1,089	1,045
Depreciation and amortization	622	594
FDIC deposit insurance	977	255
Other operating expenses	2,404	1,850

Total non-interest expense	15,992	13,217

Income before income taxes	10,244	11,170

Provision for income taxes
Federal	3,095	3,164
State and local	840	855

Total taxes	3,935	4,019

Net income	$6,309	$7,151

Basic earnings per common share	$0.26	$0.36
Diluted earnings per common share	$0.26	$0.35
Dividends per common share	$0.13	$0.13

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Flushing Financial Corporation	April 21, 2009– Page Nine

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands Except Share Data)
(Unaudited)

	At or for the three months Ended March 31,

	2009		2008

Per Share Data
Basic earnings per common share	$0.26		$0.36
Diluted earnings per common share	$0.26		$0.35
Average number of common shares outstanding for:
Basic earnings per common share computation (1)	20,589,816		19,988,378
Diluted earnings per common share computation (1)	20,596,114		20,173,048
Book value per common share (2)	$11.05		$11.03

Average Balances
Total loans, net	$2,985,958		$2,732,792
Total interest-earning assets	3,837,289		3,209,252
Total assets	4,021,944		3,398,079
Total due to depositors	2,532,095		1,942,197
Total interest-bearing liabilities	3,628,656		3,076,863
Stockholders’ equity	299,544		233,081

Performance Ratios (3)
Return on average assets	0.63%		0.84%
Return on average equity	8.42		12.27
Yield on average interest-earning assets	5.96		6.66
Cost of average interest-bearing liabilities	3.43		4.25
Net interest rate spread during period	2.53		2.41
Net interest margin	2.72		2.58
Non-interest expense to average assets	1.59		1.56
Efficiency ratio	66.95		56.08
Average interest-earning assets to average interest-bearing liabilities	1.06	X	1.04	X

(1)	Reflects the adoption of FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities,” which has been applied retrospectively.

(2)

Calculated by dividing common stockholders’ equity of $239.9 million and $235.4 million at March 31, 2009 and 2008, respectively, by 21,715,809 and 21,343,311 shares outstanding at March 31, 2009 and 2008, respectively. Common stockholders’ equity is total stockholders’ equity less the liquidation preference value of preferred shares outstanding.

(3)	Ratios for the quarters ended March 31, 2009 and 2008 are presented on an annualized basis.

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Flushing Financial Corporation	April 21, 2009– Page Ten

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	At or for the three months ended March 31, 2009	At or for the year ended December 31, 2008

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Tangible capital (minimum requirement = 1.5%)	7.87%	7.92%
Leverage and core capital (minimum requirement = 3%)	7.87	7.92
Total risk-based capital (minimum requirement = 8%)	13.08	13.02

Capital ratios:
Average equity to average assets	7.45%	6.54%
Equity to total assets	7.62	7.63

Asset quality:
Non-accrual loans	$57,914	$38,658
Non-performing loans	59,432	39,972
Non-performing assets	60,164	40,704
Net charge-offs	248	1,205

Asset quality ratios:
Non-performing loans to gross loans	1.96%	1.35%
Non-performing assets to total assets	1.48	1.03
Allowance for loan losses to gross loans	0.50	0.37
Allowance for loan losses to non-performing assets	25.40	27.09
Allowance for loan losses to non-performing loans	25.71	27.59

Full-service customer facilities	15	14

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Flushing Financial Corporation	April 21, 2009– Page Eleven

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in Thousands)
(Unaudited)

	For the three months ended March 31,

	2009				2008

	Average Balance	Interest	Yield/ Cost		Average Balance	Interest	Yield/ Cost

Assets
Interest-earning assets:
Mortgage loans, net (1)	$2,871,127	$46,002	6.41%		$2,600,676	$44,912	6.91%
Other loans, net (1)	114,831	1,374	4.79		132,116	2,399	7.26

Total loans, net	2,985,958	47,376	6.35		2,732,792	47,311	6.92

Mortgage-backed securities	703,343	8,913	5.07		359,491	4,628	5.15
Other securities	73,298	836	4.56		77,195	1,191	6.17

Total securities	776,641	9,749	5.02		436,686	5,819	5.33

Interest-earning deposits and federal funds sold	74,690	43	0.23		39,774	297	2.99

Total interest-earning assets	3,837,289	57,168	5.96		3,209,252	53,427	6.66

Other assets	184,655				188,827

Total assets	$4,021,944				$3,398,079

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$392,995	1,578	1.61		$360,555	2,174	2.41
NOW accounts	315,775	1,507	1.91		75,145	420	2.24
Money market accounts	306,708	1,524	1.99		317,000	2,968	3.75
Certificate of deposit accounts	1,516,617	14,200	3.75		1,189,497	14,054	4.73

Total due to depositors	2,532,095	18,809	2.97		1,942,197	19,616	4.04
Mortgagors’ escrow accounts	33,748	18	0.21		30,254	16	0.21

Total deposits	2,565,843	18,827	2.94		1,972,451	19,632	3.98
Borrowed funds	1,062,813	12,285	4.62		1,104,412	13,080	4.74

Total interest-bearing liabilities	3,628,656	31,112	3.43		3,076,863	32,712	4.25

Non interest-bearing deposits	67,059				68,730
Other liabilities	26,685				19,405

Total liabilities	3,722,400				3,164,998
Equity	299,544				233,081

Total liabilities and equity	$4,021,944				$3,398,079

Net interest income / net interest rate spread		$26,056	2.53%			$20,715	2.41%

Net interest-earning assets / net interest margin	$208,633		2.72%		$132,389		2.58%

Ratio of interest-earning assets to interest-bearing liabilities			1.06	X			1.04	X

(1)

Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.3 million and $1.2 million for the three-month periods ended March 31, 2009 and 2008, respectively.

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